EXHIBIT 10.1

AMENDMENT NO. 3

TO LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT, dated as of January 12, 2007, is by and among Wachovia Capital Finance Corporation (Western), a California corporation, in its capacity as administrative and collateral agent for Lenders pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the parties thereto as lenders (in such capacity, “Agent”), Bank of America, N.A., in its capacity as syndication agent pursuant to the Loan Agreement (in such capacity, “Syndication Agent”), the parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), Merix Corporation, an Oregon corporation (“Parent”), and Merix San Jose, Inc., a California corporation (“Merix San Jose” and together with Parent, each individually an “Existing Borrower” and collectively, “Existing Borrowers”), Merix Nevada, Inc., an Oregon corporation (“Nevada”), Merix Asia, Inc., an Oregon corporation (“Asia”), Data Circuit Holdings, Inc., a Delaware corporation (“DC Holdings”, and together with Nevada and Asia, each individually a “Guarantor” and collectively, “Guarantors”) and Merix Asia, Limited, a company incorporated under the laws of Hong Kong (“Merix HK” as hereinafter further defined).

W I T N E S S E T H :

WHEREAS, Agent, Lenders, Existing Borrowers and Guarantors have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) may make loans and advances and provide other financial accommodations to Existing Borrowers as set forth in the Loan and Security Agreement, dated as of September 28, 2005, by and among Agent, Syndication Agent, Lenders, Existing Borrowers and Guarantors, as amended by Amendment No. 1 to Loan and Security Agreement, dated as of October 20, 2005 and Amendment No. 2 to Loan and Security Agreement, dated as of May 10, 2006 (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and other agreements, documents and instruments referred to therein or at any time executed or delivered in connection therewith or related thereto, including, without limitation, this Amendment No. 3 (all of the foregoing, including the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, Existing Borrowers and Guarantors have requested that Agent and Lenders make loans to Merix HK as a Borrower under the Loan Agreement and the other Financing Agreements and make certain other amendments to the Loan Agreement, and Agent and Lenders are willing to make such loans to Merix HK as a Borrower under the Loan Agreement and the other Financing Agreements and make such amendments, subject to the terms and conditions contained herein; and

WHEREAS, by this Amendment No. 3, Agent, Lenders, Existing Borrowers and Guarantors intend to evidence such amendments;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

1. Definitions.

(a) Additional Definitions. As used herein, the following terms shall have the meanings given to them below and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

(i) “Amendment No. 3” shall mean this Amendment No. 3 to Loan and Security Agreement, by and among Agent, Lenders, Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(ii) “Eligible Equipment” shall mean, as to each Existing Borrower, Equipment owned by such Borrower and included in an appraisal of Equipment received by Agent in accordance with the reasonable requirements of Agent (including Equipment acquired by such Borrower after the date hereof), which Equipment is in good order, repair, running and marketable condition (ordinary wear and tear excepted) and in each case acceptable to Agent in good faith based on the criteria set forth below. In general, Eligible Equipment shall not include: (a) Equipment at premises other than those owned or leased and controlled by any Borrower; (b) Equipment subject to a security interest or lien in favor of any person other than Agent (except those permitted hereunder that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent); (c) Equipment located outside the United States of America; (d) Equipment that is not subject to the first priority, valid and perfected security interest of Agent; (e) damaged or defective Equipment or Equipment not used or usable in the ordinary course of such Borrower’s business as presently conducted. Any Equipment that is not Eligible Equipment shall nevertheless be part of the Collateral.

(iii) “Eligible HQ Real Estate” shall mean the Real Property owned by Parent in fee simple on the date hereof and included in an appraisal of such Real Property received by Agent in accordance with the reasonable requirements of Agent located at 1521 Poplar Lane, Forest Grove, Oregon (but excluding the portion thereof constituting Surplus Real Property), so long as (A) such Real Property is owned and operated by a Borrower; (B) such Real Property is not subject to a security interest, lien or mortgage or other encumbrance in favor of any person other than Agent, except those permitted hereunder that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such lien and Agent or are otherwise acceptable to Agent; (C) such Real Property is subject to the valid and enforceable, first priority, perfected security interest, lien and mortgage of Agent; and (D) such Real Property does not become subject to any issues relating to compliance with Environmental Laws that in the determination of Agent adversely affect in any material respect the value thereof or the ability of Agent to sell or otherwise dispose thereof (but subject to the right of Agent to establish Reserves after the date hereof to reflect such adverse affect).

(iv) “Eligible Surplus Real Estate” shall mean the Surplus Real Property owned by Parent in fee simple on the date hereof and included in an appraisal of such Real Property received by Agent in accordance with the requirements of Agent so long as (A) such Real Property is owned and operated by a Borrower; (B) such Real Property is not subject to a security interest, lien or mortgage or other encumbrance in favor of any person other than Agent, except those permitted hereunder that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such lien and Agent or are otherwise acceptable to Agent; (C) such Real Property is subject to the valid and enforceable, first priority, perfected security interest, lien and mortgage of Agent; and (D) such Real Property does not become subject to any issues relating to compliance with Environmental Laws that in the determination of Agent adversely affect in any material respect the value thereof or the ability of Agent to sell or otherwise dispose thereof (but subject to the right of Agent to establish Reserves after the date hereof to reflect such adverse affect).

(v) “Equipment Advance Rate” shall mean eighty-five (85%) percent, provided, that, such percentage shall be reduced to eighty-two and one-half (82  1/2%) percent on July 1, 2007 and effective as of January 1 and July 1 of each year thereafter by an additional two and one-half (2  1/2%) percent as of each such date.

(vi) “Fixed Asset Availability” shall mean, at any time, the amount equal to the lesser of: (A) the sum of (1) the HQ Real Estate Advance Rate then in effect multiplied by the lesser of $8,700,000 or the appraised value of the Eligible HQ Real Estate then owned by Borrowers, plus (2) the Surplus Real Estate Advance Rate then in effect multiplied by the lesser of $4,800,000 or the appraised fair market value of the Eligible Surplus Real Estate then owned by Borrowers, plus (3) the Equipment Advance Rate then in effect multiplied by the appraised net orderly liquidation value of the Eligible Equipment then owned by Borrowers, which as of the date hereof is $12,885,294 or (B) the amount equal to $16,500,000, reduced commencing July 1, 2007 by $650,000, and effective as of January 1 and July 1 of each year thereafter by an additional $650,000 as of each such date. For purposes hereof, the appraised values of the Eligible HQ Real Estate, the Eligible Surplus Real Estate and the Eligible Equipment will be based on the then most recent appraisal received by Agent prior to the applicable date of the determination of the Fixed Asset Availability that satisfies the requirements of Section 7.4 or is otherwise acceptable to Agent for such purpose.

(vii) “Fixed Asset Revolving Loans” shall mean Revolving Loans made based on Fixed Asset Availability.

(viii) “HQ Real Estate Advance Rate” shall mean forty-one and one-tenth (41.1%) percent, provided, that, such percentage shall be reduced to thirty-eight and one-half (38.5%) percent on July 1, 2007 and effective as of January 1 and July 1 of each year thereafter by an additional two and one-half (2  1/2%) percent as of each such date.

(ix) “Merix HK” shall mean Merix Asia Limited, a company incorporated under the laws of Hong Kong, and its successors and assigns.

(x) “Surplus Real Property” shall mean the Real Property owned by Parent as of the date hereof in fee simple consisting of forty-five and seven-tenths (45.7) acres of the unimproved portion of the Real Property subject to the Mortgage.

(xi) “Surplus Real Estate Advance Rate” shall mean forty-one and one-tenth (41.1%) percent, provided, that, such percentage shall be reduced to thirty-eight and one-half (38.5%) percent on July 1, 2007 and effective as of January 1 and July 1 of each year thereafter by an additional two and one-half (2  1/2%) percent as of each such date.

(b) Amendments to Definitions.

(i) The definition of “Borrowing Base” in Section 1.16 of the Loan Agreement is hereby amended by (a) deleting the word “minus” at the end of Section 1.16(a) and replacing it with the word “plus” and (b) adding a new clause (iv) at the end of Section 1.16(a) as follows:

“(iv) the Fixed Asset Availability, minus”.

(ii) All references to the term “Applicable Margin” herein and in the Loan Agreement or any of the other Financing Agreements shall be deemed and each such reference is hereby amended to mean, at any time, as to the Interest Rate for Prime Rate Loans and the Interest Rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Excess Availability for the immediately preceding calendar quarter is at or within the amounts indicated for such percentage:

	Quarterly Average Excess Availability	Applicable Margin for Prime Rate Loans		Applicable Margin for Eurodollar Rate Loans		Applicable L/C Rate
		Revolving Loans	Fixed Asset Revolving Loans	Revolving Loans	Fixed Asset Revolving Loans
Tier 1	$45,000,000 or greater	0.25%		1.25%	1.75%	1.75%

Tier 2	Less than $45,000,000 and greater than or equal to $30,000,000	0	0.50%	1.50%	2.00%	2.00%

Tier 3	Less than $30,000,000 and greater than or equal to $15,000,000	0.25%	0.75%	1.75%	2.25%	2.25%
Tier 4	Less than $15,000,000	0.50%	1.00%	2.00%	2.50%	2.50%

provided, that, (i) the Applicable Margin shall be calculated and established once each calendar quarter and shall remain in effect until adjusted thereafter after the end of such calendar quarter, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a calendar quarter based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter and (iii) in the event that at any time after the end of a calendar quarter the Quarterly Average Excess Availability for such calendar quarter used for the determination of the Applicable Margin is determined to have been inaccurate and a proper calculation would have resulted in the application of a higher Applicable Margin, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Excess Availability and any additional interest for the applicable period payable as a result of such recalculation shall be promptly paid to Agent. The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise

(iii) All references to the term “Borrower” or “Borrowers” herein and in the Loan Agreement or any of the other Financing Agreements shall be deemed and each such reference is hereby amended to include, in addition and not in limitation, Merix HK, except for Section 2.1(a) or as otherwise provided herein.

(iv) All references to the term “Excess Availability” herein and in the Loan Agreement or any of the other Financing Agreements shall be modified to delete any reference to Term Loans.

(v) All references to the term “Financing Agreements” herein and in the Loan Agreement or any of the other Financing Agreements shall be deemed and each such reference is hereby amended to include, in addition and not in limitation, the agreements, documents and instruments executed by an Existing Borrower, a Guarantor or Merix HK in connection herewith or related hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. (together with this Amendment No. 3, the “Joinder Documents” and individually, each a “Joinder Document”).

(vi) All references to the term “Information Certificate” in the Loan Agreement or any of the other Financing Agreements shall be deemed and each such reference is hereby amended to include, in addition and not in limitation, the Information Certificate of Merix HK provided to Agent in connection with Amendment No. 3.

(vii) All references to the term “Loans” in the Loan Agreement or any of the other Financing Agreements shall be deemed and each such reference is hereby amended to mean Revolving Loans.

(viii) All references to the term “Revolving Loan Limit” herein and in the Loan Agreement or any of the other Financing Agreements shall be deemed and each such reference is hereby amended to mean the amount equal to $55,000,000.”

(c) Interpretation. For purposes of this Amendment No. 3, all terms used herein, including but not limited to, those terms used and/or defined herein or in the recitals hereto shall have the respective meanings assigned thereto in the Loan Agreement as amended by this Amendment No. 3.

2. Assumption of Obligations; Amendments to Financing Agreements.

(a) Merix HK hereby expressly (i) agrees to perform, comply with and be bound by all terms, conditions and covenants of the Loan Agreement and the other Financing Agreements applicable to Existing Borrowers, with the same force and effect as if Merix HK had originally executed and been an original Borrower signatory to the Loan Agreement and the other Financing Agreements, except as otherwise provided below, (ii) is deemed to make as to itself, and is in all respects bound by, all representations and warranties to Agent and Lenders applicable to Merix HK that are set forth in the Loan Agreement or in any of the other Financing Agreements, and (iii) agrees that Agent, for itself and the benefit of Lenders, shall have all rights, remedies and interests, under and pursuant to the Loan Agreement and the other Financing Agreements, with respect to Merix HK and its properties and assets with the same force and effect as Agent, for itself and the benefit of Lenders, has with respect to Existing Borrowers and their respective assets and properties, as if Merix HK had originally executed and had been an original Borrower signatory to the Loan Agreement and the other applicable Financing Agreements, except as otherwise provided below.

(b) Notwithstanding anything to the contrary contained in the Loan Agreement, this Amendment No. 3 or in any of the other Financing Agreements, in no event shall any provision of the Loan Agreement, this Amendment No. 3 or of any of the other Financing Agreements be construed to provide that (a) Merix HK or any other Foreign Subsidiary that is a “controlled foreign corporation” (as such term is defined in Section 957(a) of the Code or a successor provision thereof) has any obligation to make any payments for or on behalf of any other Borrower to the extent that any such obligation would increase the amount of taxes otherwise payable by such Borrower pursuant to the Code; (b) more than sixty five (65%) percent of the voting power of all classes of Capital Stock of a Foreign Subsidiary that is a “controlled foreign corporation” (as such term is defined in Section 957(a) of the Code or a successor provision thereof) are pledged or hypothecated to support any Obligations of any other Borrower under the Loan Agreement, under this Amendment No. 3 or under any of the other Financing Agreements; (c) a security interest or lien upon any assets of a Foreign Subsidiary that is a “controlled foreign corporation” (as such term is defined in Section 957(a) of the Code or a successor provision thereof) have been granted to Agent under the Loan Agreement, this Amendment No. 3 or any of the other Financing Agreements to secure any Obligations of any other Borrower, and (d) any Foreign Subsidiary that is a “controlled foreign corporation” (as such term is defined in Section 957(a) of the Code or a successor provision thereof) has entered into any agreement to guarantee or support the Obligations of any other Borrower under the Loan Agreement, this Amendment No. 3 or under any of the other Financing Agreements.

(c) Notwithstanding anything to the contrary contained herein or in any of the Financing Agreements, the Obligations to Agent and the other Secured Parties are not secured by any assets and properties of Merix HK so that all representations, warranties and covenants relating to the grant of security interest or liens in the assets of Merix HK as a Borrower shall not apply to Merix HK.

3. Loans.

(a) Section 2.1(a) of the Loan Agreement is hereby amended by deleting the reference “to each Borrower” where it appears and replacing it with “to each Borrower (other than Merix HK)”.

(b) Section 2.1 of the Loan Agreement is hereby amended by adding new Sections 2.1(d) and 2.1(e) at the end thereof as follows:

“(d) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans to Merix HK from time to time in amounts requested by Merix HK (or Administrative Borrower on behalf of Merix HK); provided, that, in addition to all of the other conditions to Loans set forth in Section 4 hereof or otherwise, (i) such Revolving Loans will only be made in US Dollars to a US bank account of Merix HK, (ii) Merix HK (or Administrative Borrower on behalf of Merix HK) shall not request, and Agent and Lenders shall have no obligation to make any such Revolving Loans, if the Excess Availability as determined by Agent, at any time during the immediately preceding five (5) consecutive days prior to the date of any such Revolving Loan shall have been less than $15,000,000 and as of the date of any such Revolving Loan and after giving effect thereto, the Excess Availability shall be less than $15,000,000, and (iii) the aggregate amount of such Revolving Loans, plus the aggregate amount of all intercompany loans permitted pursuant to Section 9.10(h) hereof, shall not exceed $25,000,000 at any time outstanding.

(e) The first Revolving Loans outstanding shall be deemed to be Revolving Loans other than Fixed Asset Revolving Loans. Notwithstanding anything to the contrary contained herein, payments in respect of the Loans received by Agent and Lenders shall be deemed to be first applied to Fixed Asset Revolving Loans, before being applied to any other Revolving Loans.”

4. Letters of Credit. Section 2.2(a) of the Loan Agreement is hereby amended by deleting “at the request of a Borrower” where it appears and replacing it with “at the request of Administrative Borrower (other than Merix HK)”.

5. Term Loans. Section 2.3 of the Loan Agreement is hereby deleted in its entirety and replaced with the following: “Intentionally omitted.”

6. Fees. Section 3.2(a) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(a) Borrowers shall pay to Agent, for the account of Lenders, quarterly an unused line fee at a rate equal to the percentage (on a per annum basis) set forth below calculated upon the amount by which the Revolving Loan Limit exceeds the Quarterly Average Revolving Obligations during the immediately preceding quarter (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding. Such fee shall be payable on the first day of each calendar quarter in arrears. The percentage used for determining the unused line fee shall be as set forth below if the Quarterly Average Revolving Obligations for the immediately preceding calendar quarter is at or within the amounts indicated for such percentage:

Tier	Quarterly Average Revolving Obligations	Unused Line Fee Percentage
1	Greater than or equal to $20,000,000.188%
2	Less than $20,000,000 and greater than or equal to $10,000,000.250%
3	Less than $10,000,000.375%

provided, that, (A) the unused line fee percentage shall be calculated and established based on the foregoing once each calendar quarter and (B) each adjustment of the unused line fee percentage shall be effective as of the first day of a calendar quarter based on the Quarterly Average Revolving Obligations for the immediately preceding calendar quarter.”

7. Conditions Precedent. Section 4.2 of the Loan Agreement is hereby amended by adding the following new Sections 4.2(d) and 4.2(e) at the end thereof as follows:

“(d) in addition to the foregoing, in the event that Borrowers shall at any time request Loans or Letters of Credit that would cause the sum of the aggregate principal amount of the Loans plus the amount of the Letter of Credit Obligations to exceed $5,000,000 and Agent has not received a Borrowing Base Certificate and the other information required under Section 7.1(a)(i)(B) within the immediately preceding thirty (30) days (or in the event that Borrowers are required to provide a Borrowing Base Certificate weekly as provided therein, within the immediately preceding seven (7) days), Borrowers shall provide Agent with such updated information concerning the Collateral as Agent may request, including a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding month or other applicable period otherwise required under Section 7.1(a), duly completed and executed by the vice president-finance, chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of Administrative Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (including a schedule of all Accounts created, collections received and credit memos issued for the immediately preceding period); provided, that, unless and until the Inventory Availability Date (or prior thereto to the extent set forth in the definition of the Inventory Availability Date), the Borrowing Base Certificate will not include any of the Eligible Inventory or the other information with respect to the Inventory provided for in such certificate; and

(e) in addition to the foregoing, in the event that Borrowers shall at any time request Loans that would cause the aggregate principal amount of the Fixed Asset Revolving Loans to exceed $8,000,000, Agent shall have received a written “desktop” appraisal with respect to the Equipment at the expense of Borrowers, in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely (which appraisal shall not be considered for purposes of any limitations set forth in Section 7.4(a) hereof), provided, that, the portion of the fee charged by the appraiser for such appraisal payable by Borrowers shall be reduced by the percentage of such fee equal to the Pro Rata Share of Wachovia so long as no Default or Event of Default shall exist or have occurred .”

8. Payments. Section 6.4(a) is hereby amended deleted in its entirety and replaced with the following:

“(a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent, Lenders and Issuing Bank from any Borrower or Guarantor; second, to pay interest due in respect of any Loans (and including any Special Agent Advances) or Letter of Credit Obligations; third, to pay or prepay principal in respect of Special Agent Advances; fourth, to pay or prepay principal in respect of the Revolving Loans and to pay or prepay Obligations then due arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor with a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis; fifth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines or to be held as cash collateral in connection with any Letter of Credit Obligations (and in the case of such cash collateral as to any Letter of Credit Obligations in the amount equal to one hundred five (105%) percent of the amount thereof plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the then outstanding Letters of Credit) or other contingent Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products); and sixth, to pay or prepay any Obligations arising under or pursuant to any Bank Products (other than to the extent provided for above) on a pro rata basis.”

9. Collateral Reporting. Section 7.1(a)(i) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(i) (A) so long as the sum of the aggregate principal amount of the Loans plus the amount of the Letter of Credit Obligations is less than $5,000,000, as soon as possible after the end of each fiscal month (but in any event within ten (10) Business Days after the end thereof), on a monthly basis,

(1) a Borrowing Base Certificate setting forth the sales made, collections received and credits issued, on a rollforward basis and without schedules otherwise required thereunder, as of the last Business Day of the immediately preceding period, duly completed and executed by the vice president-finance, chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of Administrative Borrower,

(2) on and after the Inventory Availability Date, inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties),

(3) agings of accounts receivable, and

(4) agings of accounts payable;

(B) if at any time, the sum of the aggregate principal amount of the Loans plus the amount of the Letter of Credit Obligations equals or exceeds $5,000,000, but so long as Excess Availability is at all times equal to or greater than $15,000,000, as soon as possible after the end of each fiscal month (but in any event within ten (10) Business Days after the end thereof), on a monthly basis,

(1) a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding period, duly completed and executed by the vice president-finance, chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of Administrative Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (including a schedule of all Accounts created, collections received and credit memos issued for the immediately preceding period); provided, that, unless and until the Inventory Availability Date (or prior thereto to the extent set forth in the definition of the Inventory Availability Date), the Borrowing Base Certificate will not include any of the Eligible Inventory or the other information with respect to the Inventory provided for in such certificate,

(2) on and after the Inventory Availability Date, perpetual inventory reports,

(3) on and after the Inventory Availability Date, inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties),

(4) agings of accounts receivable (together with a rollforward from the previous month’s accounts receivable balance and a reconciliation with the general ledger), and

(5) agings of accounts payable;

(C) if at any time, the sum of the aggregate principal amount of the Loans plus the amount of the Letter of Credit Obligations equals or exceeds $5,000,000, and at any time the Excess Availability is less than $15,000,000, as soon as possible after the end of each week, on a weekly basis,

(1) a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding period, duly completed and executed by the vice president-finance, chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of Administrative Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (including a schedule of all Accounts created, collections received and credit memos issued for the immediately preceding period); provided, that, unless and until the Inventory Availability Date (or prior thereto to the extent set forth in the definition of the Inventory Availability Date), the Borrowing Base Certificate will not include any of the Eligible Inventory or the other information with respect to the Inventory provided for in such certificate,

(2) on and after the Inventory Availability Date, perpetual inventory reports,

(3) on and after the Inventory Availability Date, inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties),

(4) agings of accounts receivable (together with a rollforward from the previous month’s accounts receivable balance and a reconciliation with the general ledger), and

(5) agings of accounts payable;”

10. Access to Premises; Field Exams. Section 7.7 of the Loan Agreement is hereby amended by deleting the last sentence of such Section in its entirety and replacing it with the following:

“Agent may conduct two (2) field examinations at Borrowers’ expense with respect to Borrowers in any twelve (12) month period, or such lesser number as Agent and Required Lenders may otherwise agree; provided, that, (i) if the Excess Availability shall at any time during the preceding twelve (12) month period be less than $15,000,000, Agent may conduct at least three (3) such field examinations at Borrowers’ expense with respect to Borrowers in such twelve (12) month period or (ii) at any time a Default or Event of Default exists or has occurred, Agent may conduct such additional field examinations at Borrowers’ expense with respect to Borrowers in such twelve (12) month period as it may require.”

11. Indebtedness. Section 9.9(f) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(f) Indebtedness of any Foreign Subsidiary arising after the date hereof, provided, that, (i) as to any such Indebtedness, Borrowers (other than Merix HK as to its own Indebtedness) shall not be directly or indirectly liable (by virtue of such Borrower being the primary obligor on, guarantor of, or otherwise liable in any respect of such Indebtedness), and (ii) any default by a Foreign Subsidiary in respect of such Indebtedness shall not constitute a default in respect of any Indebtedness of a Borrower or Guarantor;

12. Loans, Investments, Etc. Section 9.10(h) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(h) loans by a Borrower or Guarantor to a Foreign Subsidiary (including Merix HK) after the date hereof (other than the loan by Parent to Merix Cayman Trading Company Limited after the date hereof provided for in Section 9.10(m) below); provided, that, (i) the aggregate amount of such loans, together with the then outstanding principal amount of the Loans to Merix HK hereunder, shall not exceed the principal amount of $25,000,000 in the aggregate at any time outstanding, (ii) as of the date of any such loan, the Excess Availability for each of the immediately preceding ten (10) consecutive days shall have been not less than $15,000,000 and as of the date of any such loan and after giving effect thereto, the Excess Availability shall be not less than $15,000,000, and (iii) as of the date of any such loan, and after giving effect thereto, no Default or Event of Default shall exist or have occurred;”

13. Sale of Assets, Etc.

(a) Section 9.7(b)(iii)(C) is hereby deleted in its entirety and replaced with the following:

“(C) to the extent that such Equipment so sold or otherwise disposed of has been included in any appraisal of Equipment received by Agent, Agent shall have received the Net Cash Proceeds for application to the Obligations and the Fixed Asset Availability shall be adjusted to reflect such sale or other disposition,”

(b) Section 9.7(b)(v)(B) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(B) Agent shall have received all of the Net Cash Proceeds in respect of the sale of such portion of the Real Property subject to the Mortgage to be received by Parent, which Net Cash Proceeds shall in no event be less than $4,800,000 multiplied by the then applicable Surplus Real Estate Advance Rate,”

14. Restatement of Term Loans as Revolving Loans.

(a) Each Borrower and Guarantor acknowledges that principal amount of the Term Loans as of the date hereof are $12,125,000 and all Obligations in respect of the Term Loans are unconditionally owing by Borrowers to Agent and Lenders as of the date hereof, without offset, defense or counterclaim of any kind, nature and description whatsoever.

(b) Borrowers and Guarantors hereby acknowledge agree that as of the effective date of Amendment No. 3, the Term Loans in the principal amount of $12,125,000 outstanding as of the effective date of Amendment No. 3 shall (a) be deemed to constitute Revolving Loans, (b) be repaid, together with interest and other amounts payable thereunder, in accordance with the terms hereof and (c) be secured by all of the Collateral. The restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, any of the Indebtedness and other obligations and liabilities of Borrowers or Guarantors evidenced by or arising under the Loan Agreement and the other Financing Agreements, and the liens and security interests of Agent securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of Agent for the benefit of itself and Lenders.

15. Amendment Fee. In consideration of the amendments set forth herein Borrowers shall on the date hereof, pay to Agent, for its benefit and the benefit of Lenders, or Agent, at its option, may charge the account of Borrowers maintained by Agent, a fee in the amount of the $75,000, which fee is fully earned as of the date hereof and shall constitute part of the Obligations.

16. Representations and Warranties. Each Borrower (including Merix HK) and Guarantor represents and warrants to Agent and Lenders that the execution, delivery and performance of this Amendment No. 3 are all within its corporate powers, have been duly authorized, are not in contravention of law or the terms of its certificate of incorporation, by laws or other organizational documentation, or any indenture, agreement or undertaking to which it is a party or by which it or its property are bound and this Amendment No. 3 constitutes its legal, valid and binding obligations enforceable in accordance with it terms.

17. Conditions Precedent. The joinder of Merix HK provided for herein and the amendments set forth herein shall be effective as of the date of the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:

(a) Agent shall have received an executed original or executed original counterparts of this Amendment No. 3, duly authorized, executed and delivered by Existing Borrowers, Guarantors and Merix HK;

(b) Agent shall have received the approvals to the terms and conditions hereto of all of the Lenders;

(c) Agent shall have received payment of all fees in connection with this Amendment No. 3;

(d) Agent shall have received, in form and substance reasonably satisfactory to Agent, a Secretary’s Certificate of Director’s Resolutions, Articles of Association, By-Laws, Incumbency and Shareholders’ Consent evidencing the adoption and subsistence of resolutions approving the execution, delivery and performance by Merix HK of this Amendment No. 3 and the other Financing Agreements to which Merix HK is a party;

(e) Agent shall have received good standing certificates and certificates of authority to do business (or their equivalent) from the Secretary of State (or comparable official) of the jurisdiction of formation of Merix HK and each jurisdiction where Merix HK conducts business;

(f) Agent shall have received, in form and substance reasonably satisfactory to Agent, an Information Certificate of Merix HK, duly authorized, executed and delivered by Merix HK;

(g) Agent shall have received an executed original or executed original counterparts of a guarantee by Existing Borrowers and Guarantors in favor of Agent with respect to the Obligations of Merix HK;

(h) Agent shall have received and reviewed lien and judgment searches against Merix HK in such jurisdictions as Agent shall request, which search results shall be in form and substance reasonably satisfactory to Agent;

(i) Agent shall have received, in form and substance satisfactory to Agent, such opinion letters of counsel to Merix HK and the other Borrowers addressed to Agent and Lenders with respect to the matters relating to Amendment No. 3, the other Financing Agreements and such other matters as Agent may reasonably request; and

(j) Agent shall have received this Amendment No. 3 and each of the other Joinder Documents and all instruments and documents hereunder and thereunder as duly authorized, executed and delivered to Agent, in form and substance satisfactory to Agent.

18. Notices. Notices to Merix HK shall be given in the manner set forth in the Loan Agreement.

19. General.

(a) Effect of this Amendment. This Amendment No. 3 and the instruments and agreements delivered pursuant hereto represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written Except as expressly provided herein, no other changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent that any provision of the Loan Agreement or any of the other Financing Agreements are inconsistent with the provisions of this Amendment No. 3, the provisions of this Amendment No. 3 shall control.

(b) Governing Law. The validity, interpretation and enforcement of this Amendment No. 3 and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(c) Binding Effect. This Amendment No. 3 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

(d) Waiver, Modification, Etc. No provision or term hereof may be modified, altered, waived, discharged or terminated orally, but only by an instrument in writing executed by the party against whom such modification, alteration, waiver, discharge or termination is sought to be enforced.

(e) Further Assurances. Borrowers (including Merix HK) and Guarantors shall execute and deliver such additional documents and take such additional action as may be requested by Agent to effectuate the provisions and purposes of this Amendment No. 3.

(f) Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 3.

(g) Counterparts, etc. This Amendment No. 3 may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment No. 3 by telefacsimile or other electronic method of transmission shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 3. Any party delivering an executed counterpart of this Amendment No. 3 by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this Amendment No. 3 but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 3.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed and delivered by their authorized officers as of the day and year first above written.

EXISTING BORROWERS

MERIX CORPORATION

By:	/s/ Kelly E. Lang
Title:	VP and CFO

MERIX SAN JOSE, INC.

By:	/s/ Stephen M. Going
Title:	Secretary

NEW BORROWER

MERIX ASIA LIMITED

By:	/s/ Dan Olson
Title:	President

GUARANTORS

MERIX NEVADA, INC.

By:	/s/ Stephen M. Going
Title:	Secretary

MERIX ASIA, INC.

By:	/s/ Stephen M. Going
Title:	Secretary

DATA CIRCUIT HOLDINGS, INC.

By:	/s/ Stephen M. Going
Title:	Secretary

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

AGENT

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as Agent

By:	/s/ Gary Whitaker
Title:	Director

LENDERS

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN)

By:	/s/ Gary Whitaker
Title:	Director

BANK OF AMERICA, N.A.

By:	/s/ Steve Sharp
Title:	Vice President